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                                                                EXHIBIT 10.1

                             [CHASE LETTERHEAD]


The Chase Manhattan Bank
East 36 Midland Avenue
Paramus, NJ 07652

May 13, 1997

Mr. Steven W. Mann,
President
Goodren Products Corporation
101 West Forest Avenue
Englewood, New Jersey  07631

Dear Mr. Mann:

We are pleased to advise you that based upon your interim financial statements for the nine months end October 31, 1996, The Chase Manhattan Bank (the "Bank") has approved your request for a line of credit in the aggregate amount of $500,000 through 3/31/98. Our officers may, in their discretion, make short-term loans to Goodren Products Corporation (the "Borrower") on such terms as are mutually agreed upon between us, from time to time.

Borrowings under this line of credit are intended to be used to meet the normal short-term working capital needs of Goodren Products Corporation and will bear interest at The Chase Manhattan Bank's Prime Rate plus 200 basis points.

This line will carry a $2,000 administrative fee payable immediately. As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentation as the Bank deems appropriate and the receipt and continuing satisfaction with current financial information, which information will be furnished to the Bank as it may from time to time reasonably request. This line of credit expires on March 31, 1998.

We are pleased to be of service and trust you will call upon us to assist in any of your banking requirements.

Very truly yours,



/s/ MICHAEL J. MILLER
---------------------
Michael J. Miller,
Vice President